Exhibit 10.6

October 10, 2003

PublicFilmworks

14749 Oxnard Street

Van Nuys, CA 91411

Attention: Tom Szabo, Corbin Bernsen,

Shaun Edwards

Re:          “ULTIMATE 18” (wt)

Dear Gentlemen,

The following sets forth the material terms of the agreement (“Agreement”) between PublicFilmworks (“PFW”) and Stone Stanley Entertainment (“SSE”) with respect to the development, production, distribution and other exploitation of a television series (“Series”) currently referred to as “Ultimate 18” (wt) based on an idea pitched to SSE by PFW (“Property”):

1.               RIGHTS: All motion picture, television, allied, and ancillary rights in and to the Property, in all broadcast and non-broadcast media, now known or hereafter developed, in all languages, including, without limitation, the Internet (as more fully set forth below), interactive and merchandising (“Rights”).

                 A. Internet Rights:  Limited to those rights necessary for promotion of the Series.  PFW shall retain all other Internet rights.  All websites maintained by PFW, SSE and/or Licensee shall display prominent links on home pages to each other.  Parties will negotiate in good faith SSE’s profit participation in any Internet site.

2.               TERRITORY:  Worldwide in all media now known or hereafter devised (the “Territory”).

3.               TERM:

A. Initial Term:  For good and valuable consideration, PFW grants to SSE an initial term of six (6) months from full execution of the Agreement (“Initial Term”) to secure a development and/or production deal (“Production Deal”) with a third party network, broadcaster, distributor and/or financier (collectively “Licensee”).  In the event that SSE

1040 N. Las Palmas Ave., Bldg. 1 • Los Angeles, CA 90038 • Ph (323) 960-2599 • Fx (323) 860-3541

enters into a Production Deal with a Licensee during the Initial Term, the Initial Term shall be automatically extended through the term of the Production Deal (“Term”).

B.  Turnaround:  In the event that a Production Deal is secured, but a Series is not produced, SSE shall have twelve (12) months from expiration of the Production Deal to secure another Production Deal.

4.               DEVELOPMENT DURING TERM:  SSE will, during the Initial Term, engage in customary development and pre-production activities in connection with the Property.  Such activities may include developing with PFW treatments, bibles, rundowns, pitch material, screening and meeting with writers, directors, and/or actors.  All of the results and proceeds of any such activities shall at all times be the sole and exclusive property of SSE whether or not the Property is purchased.

5.               EXECUTIVE PRODUCER SERVICES:  Services of Szabo, Bernsen and Edwards as producers shall be non-exclusive, first priority and rendered on a full time basis during Series production.  No other outside services to materially interfere.

6.               FEES:  PFW shall receive an amount equal to the fee received by executive producers, Scott A. Stone and David G. Stanley, for each original episode (including presentation and/or pilot).  Fees in subsequent seasons shall increase on a most-favored nations basis with Scott A. Stone and David G. Stanley with a floor of 5% on a cumulative basis.

7.               CONTINGENT COMPENSATION:

A.           SSE shall pay to PFW an amount equal to Fifty Percent (50%) of One Hundred Percent (100%) of SSE’s share of “Net Proceeds” received by SSE from all sources for the distribution or exploitation of the Series (including the pilot), excluding monies received from the Licensee for the initial production of the pilot and Series episodes (e.g. license fee, production costs, executive producer fees, revenue derived from fee spots, and so-called production savings or underages, etc.); reducible by all third party participants “off the top.”

B.             “Net Proceeds” shall be computed, determined and paid pursuant to SSE’s standard net proceeds definition, the terms of which shall be negotiated in good faith, after deduction of an overhead charge in an amount equal to ten percent (10%) of either:  (A) the license fee paid by Licensee for production of the Series (including the pilot) if produced by SSE or an affiliate of SSE on a license fee basis; or (B) actual production costs if produced by:  (i) Licensee, (ii) SSE or SSE affiliate on an up-to or auditable basis, or (iii) an unaffiliated third party.

8.               CREDIT:  On all episodes produced hereunder including the pilot, Tom Szabo, Corbin Bernsen and Shaun Edwards shall receive executive producer credits on a shared card equal to all other executive producers.  PFW shall receive a production company credit.  All credits are subject to Licensee approval and any guild and/or union restrictions.

9.               CONTROLS:  As between SSE and PFW, SSE shall have all creative, financial and business control and shall make all final decisions.  PFW shall approve pitch meetings and shall be consulted on selection of Licensee and on all creative matters.

10.         COPYRIGHTS:  As between SSE and PFW, SSE shall own and control the copyrights to the pilot and Series, and SSE shall have the unrestricted ability to authorize unlimited distribution of the Series world wide, in perpetuity, with unlimited exhibitions, without additional fees due to PFW-except Contingent Compensation as set forth above.

11.         REPRESENTATIONS AND WARRANTIES:  PFW represents warrants and agrees that: (i) they control all rights in and to the Property necessary for the execution and effectuation of this Agreement; (ii) they have the sole right and authority to enter into this agreement and to grant all of the rights, titles, interests and benefits licensed and granted hereunder.  PFW grants SSE the right to use the title in connection with this Agreement.

12.         INDEMNITY: PFW hereby agrees to defend and indemnify SSE, SSE’s successors, licensees and assigns, and the respective officers, directors, agents and employees of each of the foregoing, from and against any claims, costs, expenses, losses or damages (including reasonable attorneys’ fees) occasioned by or arising out of a breach of any representation, warranty or agreement made by PFW herein. SSE similarly agrees to defend and indemnify PFW for any breach of any representation, warranty or agreement made by SSE herein in connection with the development, production, distribution, or other exploitation of the Series or any element thereof not subject to PFW’s indemnity above.  The sole right of PFW for any breach hereof by SSE shall be the recovery of monetary damages; in no event may PFW seek or obtain injunctive or other equitable relief.

13.         NAME & LIKENESS: Use of Robert Trent Jones’ (“Jones”) name and all related intellectual property rights in connection with the Series.  Use of Bernsen and/or Jones’ on camera services requires separate AFTRA fees to be paid by SSE , such fees shall be negotiated in good faith within budgetary parameters and prior quotes of Bernsen and/or Jones, if any.

14.         ASSIGNMENT: PFW agrees that SSE and its assignees shall have the right to assign this Agreement, in whole or in part, at any time to any financially responsible party which assumes in writing all of SSE’s executory obligations hereunder.  This Agreement and PFW’s rights and obligations hereunder will not be assignable by PFW and any purported assignment thereof will be null and void from the making thereof, with the exception of PFW’s rights to assign this Agreement to a loan-out provided that PFW execute any documents SSE deems necessary to preserve the rights and obligations contained herein.

15.         MISCELLANEOUS:  PFW will furnish consulting services of Jones and use best efforts to deliver “A” list celebrity talent.  Parties will discuss allocation of product placement revenue received, if any.

16.         CHOICE OF LAW: The parties hereto expressly consent and submit to the jurisdiction and venue of any court within the State of California, and agree to accept service of process outside the State of California in any matter to be submitted to any such court pursuant hereto.  This Agreement shall be construed in accordance with the laws of the State of California.

The parties hereto may contemplate the execution of a more formal document, unless and until said document is executed, this agreement constitutes a binding agreement between the parties.

AGREED TO AND ACCEPTED:

PUBLICFILMWORKS

STONE STANLEY ENTERTAINMENT

By: THOMAS SZABO			By: DAVID STANLEY

Its:  CEO

Its:

Date:

  19 Nov.

, 2003

Date:

  19 Nov.

, 2003

/s/ TOM SZABO

TOM SZABO

Date:	19 Nov.	, 2003

/s/ CORBIN BERNSEN
CORBIN BERNSEN

Date:	19 Nov.	, 2003

/s/ SHAUN EDWARDS
SHAUN EDWARDS

Date:	19 Nov.	, 2003